EXHIBIT 99.1
PRESS RELEASE

MULTICELL TECHNOLOGIES IS GRANTED EUROPEAN PATENT FOR THE TREATMENT OF CANCER

WOONSOCKET, RI, April 26, 2010 /PRNewsWire/  —  MultiCell Technologies, Inc. (OTC Bulletin Board MCET – News) announced today that it has been granted a European patent (EP 1539819B1) covering certain of its therapeutic candidates for the treatment of cancer.

Increasing evidence suggests that the immune system regulates the development of cancer by several mechanisms.  This regulation can be either beneficial through immunosurveillance and the destruction of cancer cells, or detrimental by facilitating tumor growth by shaping the immunophenotype of tumors, creating an immunosuppressive environment, or inducing regulatory T-cells.

MultiCell has created a new class of recombinant antibody therapeutics which redirect the immune response to specific cancer targets corresponding to the peptides engrafted onto the recombinant antibody.  Such compositions are able to transform seemingly ineffective peptides into potent antibody therapeutics with a different mechanism of action compared to that of conventional antibody therapeutics currently in clinical use.  These recombinant antibody therapeutics not only produce a potent immune response, but also stimulate the generation of cytolytic cells, and Interferon-γ and Interleukin-2 producing T-cells.  When coupled with MultiCell’s dsRNA therapeutics, this new class of recombinant antibody therapeutics has been shown in animal models to eradicate cancer and generate immune protection against the reoccurrence of malignant tumors.

“We are very pleased that the European Patent Office has decided to grant us a patent covering our novel compositions and method for the treatment of cancer as well as for the treatment of infectious disease”, stated Jerry Newmin, Chairman and Chief Executive Officer of MultiCell Technologies.  “Our technology uses the antibody molecule as a platform to better present a peptide to immune cells thereby increasing the overall immune response to the peptide”, Mr. Newmin added.

MultiCell also owns exclusive rights to two issued U.S. patents (6,872,389 and 6,129,911), one U.S. patent application (U.S. 2006/0019387A1), and several corresponding issued and pending foreign patents and patent applications related to the isolation and differentation of liver stem cells.  The role of liver stem cells in the carcinogenic process has recently led to a new hypothesis that hepatocellular carcinoma arises by maturation arrest of liver stem cells.  In addition, liver cancer and cancerous stem cells specifically, are amenable to targeted therapeutic approaches including peptide-directed immunotherapy.

Primary liver cancer begins in the cells of the liver itself.  According to the National Cancer Institute (NCI), in 2008 there were approximately 21,400 new cases of primary liver cancer and intrahepatic bile duct cancer in the United States, and approximately 18,400 of those cases resulted in death.  Hepatocellular carcinoma, resulting from Hepatitis B and Hepatitis C infection, is the most common cancer in some parts of the world, with more than 1 million new cases diagnosed each year.  The NCI also reports that hepatocellular carcinoma is associated with cirrhosis of the liver in 50% to 80% of patients.

Caution Regarding Forward-Looking Statements

Any statements in this press release about MultiCell's expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”).  These statements are often, but not always, made through the use of words or phrases such as “believe”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “forecast”, “could”, and “would”. Examples of such forward looking statements include statements regarding the timing, design, scope, and anticipated results of our clinical development programs.  MultiCell bases these forward- looking statements on current expectations about future events.  They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement.  Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to, the risk that we might not achieve our anticipated clinical development milestones, receive regulatory approval, or successfully commercialize our products as expected, the market for our products will not grow as expected, and the risk that our products will not achieve expectations.  For additional information about risks and uncertainties MultiCell faces, see documents MultiCell files with the SEC, including MultiCell's report on Form 10-K for the fiscal year ended November 30, 2009, and all our quarterly and other periodic SEC filings.  MultiCell claims the protection of the safe harbor for forward-looking statements under the Act and each assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events

Contact:

MultiCell Technologies, Inc.
W. Gerald Newmin, Chairman
(401) 762-0045
MCETInvestor@MultiCelltech.com